Exhibit 10.34

EMPLOYMENT AGREEMENT

Mark L. Yoseloff

THIS AGREEMENT is made and entered into as of the 1st day of May, 2002, by and between Shuffle Master, Inc., a Minnesota corporation (the ”Company”), and Mark L. Yoseloff (the “Employee”), a resident of the State of Nevada.

RECITALS:

A.            The Company is in the business of developing, manufacturing, distributing and otherwise commercializing gaming equipment, games, and operating systems for gaming equipment and related products and services throughout the United States and in Canada and other countries (the “Business”).

B.            Company and Employee want to create a Fixed employment relationship that protects the Company with appropriate confidentiality and non-compete covenants and rewards the Employee for performing his obligations for the full term of this contract or such shorter term as may be created by his earlier termination by the Company or its successors pursuant to this Agreement.

C.            The Company and employee desire that Employee be employed by the Company on the terms and conditions of this Agreement.

D.            Nothing contained in this Agreement precludes the Company and Employee from extending, renegotiating, or otherwise modifying Employee’s employment relationship by mutual agreement of Company and Employee.

AGREEMENT

In consideration of the mutual promises contained herein, Employee and the Company agree as follows:

1.             Employment.  The Company hereby employs Employee as its Chief Executive Officer and Chairman of the Board of Directors.  Employee shall perform the duties of those positions and shall perform such other related duties as the Company’s Board of Directors may direct from time to time.  Employee’s employment with the Company is for the period beginning May 1, 2002 through October 31, 2004, but may be terminated earlier in accordance with the provisions of this Agreement, or extended or otherwise modified by the mutual agreement of Employee and Company.  Company and Employee agree to meet not later than December 31, 2003, to discuss and negotiate any mutually agreeable extension or other modification of this Agreement.

2.             Salary and Benefits.  During the period from May 1, 2002 through October 31, 2002.  (a) Employee shall be paid an annual base salary of Three Hundred Thousand Dollars ($300,000.00), paid in the same intervals as other employees of the Company; and (b) if employed through October 31, 2002, Employee will be eligible to receive an executive bonus in accordance with the terms and conditions of the executive bonus program authorized by the Board of Directors of the Company, as set forth on Exhibit A attached hereto.  During the period from November 1, 2002, to October 31, 2003, Employee will receive a base salary of no less than Three Hundred Twenty- Five Thousand Dollars ($325,000.00) and will be eligible to participate in an executive bonus program authorized by the Board of Directors of the Company for the fiscal year ending October 31, 2003, which is expected to be generally similar to that set forth in Exhibit A, but with such performance targets and bonus percentages as may be adopted by the Board.  During the period from November 1, 2003 through October 31, 2004, Employee will receive an annualized base salary of no less than Three Hundred Fifty Thousand Dollars ($350,000.00) and will be eligible to participate in the executive bonus program  authorized by the Board of Directors for the fiscal year ending October 31, 2004, which is expected to be generally similar to that set forth in Exhibit A, but with such performance targets and bonus percentages as may be adopted by the Board.  Employee has received a stock option grant to purchase one hundred sixty thousand (160,000) shares of the Company’s common stock in accordance with, and subject to, the terms and conditions imposed by the Board of Directors at its September 19th, 2001 meeting and the Company’s Employee Stock Option Plans.  Future Stock Option grants to the Employee are at the discretion of the Company’s Board of Directors. Employee’s salary is set on the expectation that (except for vacation days and holidays) Employee’s full time will be devoted to Employee’s duties hereunder.  The Company agrees to provide Employee with the benefits it provides its executive team.  Employee will not, however, be eligible to participate in the Company’s non-executive bonus program.

3.             Strategic Performance Bonus.  The Board of Directors of the Company believes that long-range, strategic planning is among the most important duties of the Company’s Chief Executive Officer, including identifying and working toward the successful growth and diversification of the Company and the creation and maintenance of a succession plan for the Company’s executives.  In order to motivate and reward Employee regarding these duties, the Company’s Board of Directors, in its discretion, may grant employee a special bonus of up to $100,000 per year based upon specific factors determined by the Company’s Board of Directors from time to time and communicated to Employee.

4.             Outside Consulting.  Employee shall devote Employee’s full-time and best efforts to the Company.  Employee may render consulting services to other businesses from time to time if Employee first obtains the consent of the Board of Directors of the Company.

5.             Non-competition.  In consideration of the provisions of this Agreement, Employee shall not, while employed full-time by the Company or its successor:

(a)           directly or indirectly own, manage, operate, participate in, consult with or work for any business which is engaged in the Business anywhere in the United States or Canada.

(b)           either alone or in conjunction with any other person, partnership or business, directly or indirectly, solicit or divert or attempt to solicit or divert any of the employees or agents of the Company or its affiliates or successors to work for or represent any competitor of the Company or its affiliates or successors or to call upon any of the customers of the Company or its affiliates or successors.

In further consideration of the provisions of this Agreement Employee is entering into a Covenant Not to Compete Agreement effective May 1, 2002, covering Employee during the three (3) year period immediately following his last day of employment.

6.             Confidentiality; Inventions.

(a)           Employee shall fully and promptly disclose to the Company all inventions, discoveries, software and writings that Employee may make, conceive, discover, develop or reduce to practice either solely or jointly with others during Employee’s employment with the Company, whether or not during usual working hours.  Employee agrees that all such inventions, discoveries, software and writing shall be and remain the sole and exclusive property of the Company, and Employee hereby agrees to assign, and hereby assigns all of Employee’s right, title and interest in and to any such inventions, discoveries, software and writings to the Company.  Employee agrees to keep complete records of such inventions, discoveries, software and writings, which records shall be and remain the sole property of the Company, and to execute and deliver, either during or after Employee’s employment with the Company, such documents as the Company shall deem necessary or desirable to obtain such letters patent, utility models, inventor’s certificates, copyrights, trademarks or other appropriate legal rights of the United States and foreign countries as the Company may, in its sole discretion, elect, and to vest title thereto in the Company, its successors, assigns, or nominees.

(b)           “Inventions,” as used herein, shall include inventions, discoveries, improvements, ideas and conceptions, developments and designs, whether or not patentable, tested, reduced to practice, subject to copyright or other rights or forms of protection, or relating to data processing, communications, computer software systems, programs and procedures.

(c)           Employee understands that all copyrightable work that Employee may create while employed by the Company is a “work made for hire,” and that the Company is the owner of the copyright therein.  Employee hereby assigns all right, title and interest to the copyright therein to the Company.

(d)           Employee has no inventions, improvements, discoveries, software or writings useful to the Company or its subsidiaries or affiliates in the normal course of business, which were conceived, made or written prior to the date of this Agreement.

(e)           Employee will not publish or otherwise disclose, either during or after Employee’s employment with the Company, any unpublished or proprietary or confidential information or secret relating to the Company, the Business, the Company’s operations or the Company’s products or services.  Employee will not publish or otherwise disclose proprietary or confidential information of others to which Employee has had access or obtained knowledge in the course of Employee’s employment with the Company.  Upon termination of Employee’s employment with the Company, Employee will not, without the prior written consent of the Company, retain or take with Employee any drawing, writing or other record in any form or nature which relates to any of the foregoing.

(f)            Employee understands that Employee’s employment with the Company creates a relationship of trust and confidence between Employee and the Company.  Employee understands that Employee may encounter information in the performance of Employee’s duties that is confidential to the Company or its customers.  Employee agrees to maintain in confidence all information pertaining to the Business or the Company to which Employee has access including, but not limited to, information relating to the Company’s products, inventions, trade secrets, know how, systems, formulas, processes, compositions, customer information and lists, research projects, data processing and computer software techniques, programs and systems, costs, sales volume or strategy, pricing, profitability, plans, marketing strategy, expansion or acquisition or divestiture plans or strategy and information of similar nature received from others with whom the Company does business.  Employee agrees not to use, communicate or disclose or authorize any other person to use, communicate or disclose such information orally, in writing, or by publication, either during employee’s employment with the Company or thereafter except as expressly authorized in writing by the Company unless and until such information becomes generally known in the relevant trade to which it relates without fault on employee’s part, or as required by law.

7.             Early Termination by Company for Just Cause.  The Company may terminate Employee for just cause.  In the event the Company (or its successor) terminates the Employee for just cause, in consideration of Company’s obligations under this Agreement, the Employee will remain bound under the Covenant Not to Compete Agreement entered into between Company and Employee effective May 1, 2002 for a period of three years immediately following his last day of employment, and the confidentiality obligations contained in Section 6 for as long as the information covered by Section 6 remains confidential.  Termination for “just cause” shall include, but not be limited to:

(a)           dishonesty as to a matter which is materially injurious to the Company;

(b)           the commission of a willful act or omission intended to materially injure the business of the Company;

(c)           a violation of any material provision of this Agreement, including, in particular, the provisions of Sections 4 and 5 hereof; or

(d)           a determination in good faith by the vote of all outside members of the Company’s Board of Directors that the Employee has failed to make a good faith effort to perform his duties as assigned by the Board of Directors;

provided, that if the Company desires to terminate Employee for the reasons stated in subsection 7(d), it shall first give Employee written notice of such intention, stating the specific reasons for the termination, and Employee shall have thirty (30) days from the date of receipt of such notice to cure the alleged wrongdoing to the reasonable satisfaction of the outside members of the Company’s Board of Directors.

8.             Employee’s Voluntary Termination and Employee’s Termination Without Cause.  In the event Employee voluntarily terminates his employment with the Company (or its successor), in the event Company (or its successor) terminates the Employee without just cause or in the event Company (or its successor) does not renew this Agreement on terms at least as favorable to Employee as Employee is receiving on October 31, 2004, then Employee will be bound under the confidentiality obligations of Section 6 for as long as the information remains confidential and the Covenant Not to Compete Agreement entered into between Company and

Employee effective May 1, 2002.  Voluntary termination means any termination by the Employee except for one made in response to an attempt by Company to terminate Employee for just cause under Section 7.  Voluntary termination includes a termination caused by the death of Employee or disability of Employee for more than six (6) months.

9.             Part-time Employment.  In the event that Employee is terminated without “just cause” (as defined in Section 7) or leaves his employment voluntarily (as defined in Section 8) and is no longer Chairman of the Board of Directors prior to the end of the term set forth in Section 1 hereof, then during the three (3) year period immediately following Employee’s last day of employment (the Part-time Employment Period”), Employee will be paid each month as Employee’s sole remedy an amount determined as follows:  Employee’s annualized base salary as of his last day of employment will be added to Employee’s average annual bonus over the last three (3) years.  The resulting amount will be paid to Employee in equal amounts at the same intervals as other employees of the Company over the three (3) year period immediately following his last day of employment.

Employee’s salary during the Part-time Employment Period is set on the expectation that Employee’s time will be spent as reasonably needed to perform his duties to assist the Company’s new Chief Executive Officer and Chairman of the Board.  Company will not require that Employee travel more than two (2) nights per month during his Part-time Employment Period.  The Company agrees to provide Employee with the general benefits it provides its non-executive employees during his Part-time Employment Period.  Employee will not, however, receive any vacation, be eligible to participate in the Company’s non-executive bonus program, nor will Employee be eligible to participate; in the Company’s executive bonus program and the executive stock option plan.

10.          Change in Control.  For the purposes of this Agreement, “Change in Control” of the Company shall be defined the same as the conditions for acceleration of an employee’s stock options, pursuant to the Company’s 1993 Stock Option Plan as amended (the “Plan”), or the Company’s 2002 Employee Stock Option Plan (the “New Plan”).  In the event of a Change in Control Employee will reasonably cooperate with the Company and exercise his stock options in a way as to not hinder the progress or closing of the transaction, and in no event later than three (3) months following the closing.

11.          Stock Options.  All stock options granted at any time to Employee shall vest in accordance with the terms and conditions set forth in the applicable grant by the Board and, as otherwise may be applicable, with any relevant terms and conditions of the 1993 Stock Option Plan as amended (the “Plan”), to the extent that said options are from the Plan, or, for any options issued out of the New Plan, then pursuant to the New Plan.

12.          No Conflicting Agreements.  Employee has the right to enter into this Agreement, and hereby confirms Employee has no contractual or other impediments to the performance of Employee’s obligations including, without limitation, any non-competition or similar agreement in favor of any other person or entity.

13.          Company Policies.  During the term of Employee’s employment, Employee shall engage in no activity or employment which may conflict with the interest of the Company, and Employee shall comply with all policies and procedures of the Company including, without limitation, all policies and procedures pertaining to ethics.

14.          Independent Covenants.  The covenants on the part of the Employee contained in Sections 5 and 6 hereof shall be construed as agreements independent of any other provision in this Agreement; it is agreed that the relief for any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall be measured in damages and shall not constitute a defense to enforcement by the Company of those covenants.

15.          Injunctive Relief; Attorneys’ Fees.  In recognition of the irreparable harm that a violation by Employee of any of the covenants contained in Sections 5 and 6 hereof would cause the Company, the Employee agrees that, in addition to any other relief afforded by law, an injunction (both temporary and permanent) against such violation or violations may be issued against him or her and every other person and entity concerned thereby, it being the understanding of the parties that both damages and an injunction shall be proper modes of relief and are not to be considered alternative remedies.  Employee consents to the issuance of such injunction relief without the posting of a bond or other security.  In the event of any such violation, THE EMPLOYEE AGREES TO PAY THE COSTS, EXPENSES AND REASONABLE ATTORNEYS’ FEES INCURRED BY THE COMPANY IN PURSUING ANY OF ITS RIGHTS WITH RESPECT TO SUCH VIOLATIONS, IN ADDITION TO THE ACTUAL DAMAGES SUSTAINED BY THE COMPANY AS A RESULT THEREOF.

16.          Notice.  Any notice sent by registered mail to the last known address of the party to whom such notice is to be given shall satisfy the requirements of notice in this Agreement.

17.          Entire Agreement.  This Agreement is the entire agreement of the parties hereto concerning the subject matter hereof and supersedes and replaces any oral or written existing agreements between the Company and the Employee relating generally to the same subject matter.  Company and Employee hereby acknowledge that there are no agreements or understandings of any nature, oral or written, regarding Employee’s employment, apart from this Agreement.

18.          Severability.  It is further agreed and understood by the parties hereto that if any provision of this Agreement should be determined by a court to be unenforceable in whole or in part, it shall be deemed modified to the minimum extent necessary to make it reasonable and enforceable under the circumstances.

19.          Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of laws thereof.

20.          Heirs, Successors and Assigns.  The terms, conditions, and covenants hereof shall extend to, be binding upon, and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

EMPLOYER:		EMPLOYEE:

SHUFFLE MASTER, INC.

By:	\s\ Howard Liszt	\s\ Mark L. Yoseloff
Its:	Director	Mark L. Yoseloff

EXHIBIT A

Executive Bonus Program — F/Y/E 10/31/2002

                Employee may earn a percentage of Employee’s base salary as a bonus during fiscal year 2002, which will vary depending on the percentage of Targeted Income before taxes earned by the Company (“Targeted Income”), the amount of which was approved by the Company’s Board of Directors at its November 6, 2001 meeting, as part of the approved FY 2002 budget:

Company Earnings as % of Targeted Income		Bonus
a.	Less than 90%	0
b.	90%	40% of base salary.
c.	90% - 100%	40% of base salary plus an additional 1% of base salary for each increase of 1% over 90%.
d.	100%	50% of base salary.
e.	100% - 120%	50% of base salary plus an additional ½ of 1% of base salary for each increase of 1% over 100%.
f.	120%	60% of base salary.
g.	over 120%	60% of base salary plus an additional 1% of base salary for each increase of 1% over 120%.

                For example, if the Company earns 100% of its Targeted Income during fiscal year 2002, Employee would be paid a performance bonus of 50% of his base salary.  If the Company earns 90% of its Targeted Income during fiscal year 2002, Employee would be paid a performance bonus of 40% of his base salary.  If the Company earns 120% of its Targeted Income, then Employee’s performance bonus would be 60% of his base salary.  If the Company earns more than 120% of its Targeted Income, Employee’s performance bonus would further increase by an amount equal to 1% of his base salary for each percent by which the percentage increase in Targeted Income exceeds 120% of Targeted Income.